Exhibit 10.2.1

FIRST AMENDMENT TO

CARDINAL HEALTH, INC.

2007 NONEMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN

This First Amendment to the Cardinal Health, Inc. 2007 Nonemployee Directors Equity Incentive Plan (the “Plan”), is effective as of November 4, 2009, pursuant to resolutions of the Board of Directors of Cardinal Health, Inc., an Ohio corporation, adopted at a meeting held on November 4, 2009.

1.	The first paragraph of Section 4 of the Plan is hereby deleted in its entirety and in replacement thereof shall be the following:

“The total number of the common shares of the Company, without par value (“Shares”), reserved and available for issuance pursuant to awards hereunder (“Available Shares”) shall be 1,024,278. The Available Shares may consist of authorized but unissued Shares or treasury Shares, including Shares purchased on the open market. For purposes of this Section 4, the aggregate number of Available Shares under the Plan at any time shall not be reduced by Shares subject to awards that have been cancelled, expired or forfeited. Shares granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Nonemployee Director. Notwithstanding anything to the contrary contained herein, the following Shares shall not become available for awards under the Plan: (i) Shares subject to awards that have been retained by the Company in payment or satisfaction of the exercise price of an award, or (ii) Shares that have been delivered (either actually or constructively by attestation) to the Company in payment or satisfaction of the exercise price of an award.”